Exhibit 24

SECTION 16 POWER OF ATTORNEY

I, Ari Olgun, do hereby constitute and appoint Joanne M. Lytle my true and lawful attorney-in-fact, whom acting singly is hereby authorized, for me and in my name and on my behalf as a director, officer and/or shareholder of Loop Media, Inc., to and prepare, execute and file any and all forms, instruments or documents, including any necessary amendments thereto, as such attorneys or attorney deems necessary or advisable to enable me to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the Securities and Exchange Commission in respect thereof (collectively, “Section 16”).

I do hereby ratify and confirm all acts my said attorney shall do or cause to be done by virtue hereof. I acknowledge that the foregoing attorney-in-fact, serving in such capacity at my request, is not assuming, nor is Loop Media, Inc. assuming, any of my responsibilities to comply with Section 16.

This power of attorney shall remain in full force and effect until it is revoked by the undersigned in a signed writing delivered to each such attorney-in-fact or the undersigned is no longer required to comply with Section 16, whichever occurs first.

WITNESS the execution hereof as of the date noted below.

/s/ Ari Olgun
Ari Olgun

10/02/2024
Date